Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of KraneShares Bosera MSCI China A Share ETF of our report dated May 31, 2016, relating to the financial statements and financial highlights, which appears in KraneShares Bosera MSCI China A Share ETF’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
June 19, 2017